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Press Contact: Drew Guthrie Manager, Communications and Media Relations Phone: 212-859-7002 Fax: 212-859-5893 drew.guthrie@assurant.com	Investor Relations: Melissa Kivett Vice President Investor Relations Phone: 212-859-7029 Fax: 212-859-5893 melissa.kivett@assurant.com	John Egan Vice President Investor Relations Phone: 212-859-7197 Fax: 212-859-5893 john.egan@assurant.com

FOR IMMEDIATE RELEASE

Michele Coleman Mayes Leaves Assurant Board of Directors Due to Her New Position with Allstate

NEW YORK, Nov. 12, 2007 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that Michele Coleman Mayes has stepped down from the company's board of directors effective today. Ms. Mayes informed Assurant that due to her recent appointment to the position of vice president and general counsel at The Allstate Corporation (NYSE: ALL) and the potential for a future actual or perceived conflict of interest, she would no longer be able to serve on the company's board.

J. Kerry Clayton, Assurant's interim president and chief executive officer, said: "We congratulate Michele on her new role with Allstate and thank her for the enormous contributions she has made over the past three years as a member of our board of directors. Michele was the first new director to join our board after we went public. She has been a great director and we wish her all the best in her new career."

The company's board of directors intends to initiate a search for an independent director to fill the seat vacated by Ms. Mayes.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses -- Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has over $25 billion in assets and $7 billion in annual revenue www. assurant.com.